Exhibit 99.1
FOR IMMEDIATE RELEASE
For inquiries, please call:
Jeff Kip, Panera Bread, (314) 633-7289
PANERA BREAD ANNOUNCES EXECUTIVE DEPARTURE
St. Louis, MO, December 11, 2007 — Panera Bread Company (Nasdaq: PNRA) announced today the resignation of Neal Yanofsky, President of the Company, effective January 4, 2008. Yanofsky is leaving the Company to pursue other career opportunities.
As President, Yanofsky provided oversight of Panera’s information services, legal, human resources, business development, finance, accounting and supply chain functions.
Yanofsky’s duties will be split between Chairman and CEO Ron Shaich, Executive Vice President John Maguire and SVP and Chief Financial Officer Jeff Kip.
“I’ve been proud every day to work for this great company and will enjoy watching its continued success,” Yanofsky said. “Panera is a quality brand driven by strong values and dedicated people who exhibit true passion for authenticity and service. It has phenomenal prospects for the future.”
“I want to thank Neal for his service to Panera,” Shaich said. “He has been a valuable member of our family for over four-and-half years and we wish him all the best.”
Panera Bread Company owns and franchises 1,137 bakery-cafes under the Panera Bread® and Saint Louis Bread Co.® names as of November 27, 2007. With its identity rooted in handcrafted, fresh-baked, artisan bread, Panera Bread is committed to providing great tasting, quality food that people can trust. Highlighted by antibiotic free chicken, whole grain bread, select organic and all-natural ingredients and a menu free of man-made trans fat, Panera’s bakery-cafe selection offers flavorful, wholesome offerings. The menu includes a wide variety of year-round favorites, complemented by new items introduced seasonally with the goal of creating new standards in everyday food choices. In neighborhoods across the country, guests are enjoying Panera’s warm and welcoming environment featuring comfortable gathering areas, relaxing decor, and free internet access provided through a managed WiFi network. At the close of each day, Panera Bread bakery-cafes donate bread and baked goods to community organizations in need. Additional information is available on the Company’s website, panerabread.com. Panera also holds a 51% interest in Paradise Bakery & Café, Inc., owner and franchisor of 59 bakery-cafes as of November 27, 2007.